Exhibit 10.18

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement"), dated December 7, 2018 ("Effective Date"), by and between ADVANGELISTS, LLC, a Delaware limited liability company ("Company") with an office address at 701 5th Avenue, 75th Floor, Seattle, Washington 98104 and DEEPANKAR KATYAL, an individual having an address at 5447 31st Ave SW, Seattle, WA 98126 ("Employee").

W I T N E S S E T H:

WHEREAS, Company is engaged in the business of digital and mobile advertising, marketing, programming, automation and motion-based (the "Business");

WHEREAS, Employee has certain experience relating to the Business; and

WHEREAS, Company and Employee desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between Company and Employee commencing on the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.       Nature of Employment.

(a)               Engagement and Reporting. Company hereby engages Employee as an employee of Company to hold the office of Chief Executive Officer ("CEO") for the Employment Period (as defined in Section 3), and Employee accepts such employment on the terms and condition s set forth in this Agreement. Throughout the Employment Period, Employee shall report to the Managers of the Company (the "Managers") and shall perform and discharge well and faithfully the duties in connection with the conduct of the Business that may be delegated to him by the Managers and all other duties which are customary for a CEO of a company engaged in a business which is the same as or similar to the Business of the Company.

(b)               Devotion. Throughout the Employment Period, Employee will: (i) devote a sufficient amount of his business energies, interests, abilities and time in order to fulfill his duties to Company hereunder and to any subsidiaries and affiliates of Company, which shall be at least forty (40) hours per week; (ii) observe and carry out such reasonable and lawful rules, regulations, policies, directions and restrictions as may be established from time-to-time by the Managers, including the standard policies and procedures of Company as in effect from time-to-time; and (iii) do such traveling as may reasonably be required in connection with the performance of such duties and responsibilities.

(c)                Service to Subsidiaries and Affiliates. During the Employment Period, Employee will, if elected or appointed, serve as (i) an officer of Company and/or, with Employee's prior consent, any subsidiaries or affiliates of Company in existence or hereafter created or acquired in addition to Employee's CEO officership, (ii) a director of Mobiquity (as defined below), and (iii) a director or Manager, as applicable, of Company and/or, with Employee's prior consent, any such subsidiaries or affiliates of Company in existence or hereafter created or acquired, in each case without any additional compensation for such services.

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(d)       Nature of Obligations. Employee acknowledges that Sections 4, 5, 6, and 7 of this Agreement contain non-disclosure of confidential and proprietary information, assignment of invention and intellectual property, non-competition, non-solicitation, non-disparagement and other restrictive covenant provisions and Employee agrees to comply with these provisions, except that Employee shall retain all his rights to pre-existing confidential and proprietary information relative to inventions and intellectual property in existence and held and owned by Employee on or prior to the execution of this Agreement. Employee understands that entering into and complying with these provisions is a material condition to Employee's continued employment with Company and that failure to comply with the terms and conditions of these provisions may result in termination for Cause (as defined below) under this Agreement.

2.       Compensation and Benefits.

(a)               Base Salary. Subject to the terms and conditions of this Agreement, during the Employment Period, Employee shall be entitled to receive base salary ("Base Salary") at the gross annual rate of Four Hundred Thousand Dollars ($400,000), which shall be payable in periodic installments in accordance with the standard payroll practices of Company in effect from time-to-time, and shall be subject to any required tax and payroll withholdings and deductions.

(b)               Benefits and Perquisites. Employee shall be entitled to participate, throughout the Employment Period, in all benefit plans, policies, programs and additional perquisites as are generally provided by Company to Employees at Employee's level of responsibility, including participation in Company's medical, health, dental, life insurance, health and accident, disability and 401(k) and retirement plans, if any; provided, however, that nothing herein contained shall be deemed to require Company to adopt or maintain any particular plan or policy.

(c)                Additional Compensation. In addition to the compensation and benefits set forth in this Section 2, Employee shall be entitled to additional compensation ("Additional Compensation") set forth on Schedule 2(c) attached hereto, and Company shall cause such Additional Compensation to be delivered to Employee when and as due.

(d)               Expense Reimbursements. Employee shall be provided a corporate credit card for all business travel, gas and meals. In the event Employee uses personal funds and/or credit for such expenses, Company shall reimburse Employee, upon presentment by Employee to Company of appropriate receipts, vouchers or other supporting documentation therefor, for any reasonable out-of-pocket business expenses incurred by Employee on behalf of Company in connection with the performance of his duties and responsibilities hereunder, in accordance with Company's standard policies and procedures in effect from time-to-time, including reimbursement of monthly mobile phone expenses, gas charges and business travel expenses such as lodging and meals.

(e)                Reserved.

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(f)                 Indemnification. Company shall indemnify Employee to the extent provided in its then current Certificate of Formation and limited liability operating agreement, but in no event to any extent less favorable than as provided in the Certificate of Formation and limited liability operating agreement in effect on the Effective Date, which rights shall continue to apply to Employee notwithstanding any amendment or repeal of such sections. Solely in consideration for Company's agreement as set forth in the preceding sentence, after the termination of Employee's employment with Company, Employee agrees, at Company's expense, to fully assist, consult and cooperate in good faith with Company, as requested by Company, in connection with (i) any pending or threatened or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether or not Employee is a named or threatened party to such action, suit or proceeding, (ii) any appeal in such an action, suit or proceeding, and (iii) any inquiry or investigation that could lead to such an action, suit or proceeding.

(g)               Vacation, Holidays and Paid Time Off. Employee will be entitled to holidays and paid time off in accordance with Company's standard policies and procedures in effect from time-to-time. Employee will also be entitled to three (3) weeks of paid vacation per year beginning as of the Effective Date at such times as are reasonably acceptable to Company. Any paid vacation not used by each anniversary of the Effective Date shall not carry over to the next year.

3.       Employment Period and Termination of Employment.

(a)               Employment Period. Subject to prior termination in accordance with this Section 3 (the effective date of such termination, the "Termination Date"), the term of this Agreement and Employee's employment hereunder shall be for a term commencing on the Effective Date and ending three (3) years thereafter. The term of this Agreement is referred to as the "Employment Period."

(b)               Termination by Company For Cause.

(i)                 During the Employment Period, Company may terminate Employee's employment at any time for Cause by giving Employee thirty (30) days advance written notice of such termination specifying the reasons therefor. In the event of such termination for Cause, as liquidated damages, Company's obligation to Employee will be limited solely to the payment to Employee of the amounts set forth under Section 2(a) and (d) hereof which are due or owing to Employee through the Termination Date.

(ii)               As used herein, the term "Cause" means: (A) any breach of a material provision of this Agreement by Employee or any failure by Employee to perform his duties and responsibilities hereunder, including the disregard of any lawful direction given to Employee by the Managers, other than as a result of Employee's complete or partial incapacity due to physical or mental illness, disability, or impairment; (B) willful or reckless act that constitutes gross misconduct on the part of Employee and is injurious to the Company; (C) any fraud, criminal misconduct, embezzlement or misappropriation by Employee in connection with the performance of his duties and responsibilities hereunder; (D) Employee being under the influence of alcohol or drugs during working hours or while performing services for Company (provided this shall not restrict Employee from taking physician-prescribed medication in accordance with the applicable prescription); (E) the conviction of Employee or plea of guilty or nolo contendere or acceptance of deferred adjudication or judgment by Employee to any crime (whether or not involving Company) constituting a felony in the jurisdiction involved; (F) any action by Employee which would reasonably be expected to materially impair or damage the reputation of Company; (G) Employee's repeated failure or refusal to comply with Company's lawful policies and procedures after receiving repeated written notices from the Company specifically identifying the acts or omissions involved; or (G) Employee's non-compliance with any federal, state or other law, rule, regulation or court order which is materially injurious to the Company. Notwithstanding anything to the contrary contained herein, "Cause" shall not be deemed to exist unless written notice thereof is given to Employee specifically identifying the acts or omissions constituting the grounds for a Cause termination, and with respect to subsections (A), (B), (F) and (G) herein, a reasonable cure period of not less than thirty (30) business days following receipt of such notice; except that after notices are given under this Section 3(b)(ii) on three (3) occasions in a calendar year, there shall be no cure period or ability to cure for any act or omission which is the subject of the notice. No act or failure to act by Employee will be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

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(c)       Termination By Company Without Cause.

(i)               During the Employment Period, Company may terminate Employee's employment at any time without Cause upon sixty (60) days advance written notice to Employee.

(ii)              In the event of such termination without Cause, Company shall pay to Employee all amounts set forth under Section 2(a) and (d) which are due or owing to Employee through the Termination Date.

(iii)             In the event Company terminates Employee's employment pursuant to Section 3(c)(i) above, then, provided Employee is not in breach of Sections 4, 5, or 6 of this Agreement and subject to the execution of a general release of claims in favor of Company and the expiration of all applicable notice, revocation and similar periods (other than any claims for amounts due Employee under this Agreement but not yet paid in accordance with the terms hereof as of the Termination Date), Employee or Employee's estate will receive the amount set forth in Section 2(a), (c), and (d) which would have been payable to Employee for the remainder of the Employment Period had the Employee remained an employee of the Company as severance payable in accordance with Company's regular payroll practices (or quarterly, with respect to Section 2(c)), commencing on the Termination Date (the "Severance Period") (or, in Employee's discretion, such later date as the foregoing period may be necessary to avoid any adverse tax consequences under Section 409(A) of Code (as defined in Section 8(a)). The consideration described in the this Section 3(c)(iii) shall be referred to herein as the "Without Cause Consideration" and all or any portion of such consideration is assignable by Employee to any person or entity in Employee's sole discretion.

(d)       Termination of Employment by Reason of Death. If Employee shall die during the Employment Period, this Agreement shall terminate automatically as of the date of death and Company's obligation to Employee will be limited to the payment to Employee's estate of the amounts set forth under (i) Section 2(a) hereof which would otherwise be payable to Employee up to the end of the calendar month in which Employee's death occurs, (ii) Section 2(d), and (iii) Section 2(c) hereof which would have been payable to Employee had the Employee remained in the employ of the Company for the Severance Period.

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(e)       Termination of Employment by Reason of Disability. If Employee shall suffer a Disability (as defined herein) during the Employment Period, this Agreement shall terminate automatically as of the date of such Disability and subject to the execution of a general release of claims in favor of Company and the expiration of all applicable notice, revocation and similar periods (other than any claims for amounts due Employee under this Agreement but not yet paid in accordance with the terms hereof as of the Termination Date), and Company's obligation to Employee will be limited solely to the payment to Employee of the amounts set forth under (i) Section 2(a) hereof which would otherwise be payable to Employee up to the end of the calendar month in which Employee's Disability occurs, (ii) Section 2(d) , and (iii) Section 2(c) hereof which would have been payable to Employee had the Employee remained in the employ of the Company for the Severance Period. As used herein, the term "Disability" means the inability of Employee to substantially perform Employee's duties and responsibilities by reason of mental or physical illness or injury of Employee for a period of more than six (6) consecutive months in any twelve (12) month period. For purposes of determining whether a Disability has occurred under this Agreement, the written determination of an independent physician chosen by the Employee and Company is required and shall be final, conclusive, and binding on Company and Employee. Notwithstanding the above, Employee's employment shall not be terminated until the Company determines, after making reasonable attempts to consult with Employee or his legal representatives, that there is no reasonable accommodation that would permit Employee to perform the essential functions of his position without imposing an undue hardship on the Company. The obligations of Company under this Section 3(e) may be satisfied, in whole or in part, by payments to Employee under a disability insurance policy provided by Company (which Company has no obligation to obtain).

(f)       Termination by Employee For Good Reason.

(i)               During the Employment Period, Employee may terminate Employee's employment at any time for Good Reason by giving the Company written notice of such termination specifying the reasons therefor.

(ii)              In the event of such termination Good Reason, Company shall pay to Employee all amounts set forth under Section 2(a) and (d) which are due or owing to Employee through the Termination Date.

(iii)             In the event Employee terminates Employee's employment pursuant to Section 3(f)(i) above, then, provided Employee is not in breach of Sections 4, 5, or 6 of this Agreement and subject to the execution of a general release of claims in favor of Company and the expiration of all applicable notice, revocation and similar periods (other than any claims for amounts due Employee under this Agreement but not yet paid in accordance with the terms hereof as of the Termination Date, Employee or Employee's estate will receive the amount set forth in Section 2(d) and in Sections 2(a) and 2(c) which would have been payable to Employee had the Employee remained in the employ of the Company for the Severance Period as severance payable in accordance with Company's regular payroll practices (or quarterly with respect to Section 2(c)), commencing on the Termination Date (or, in Employee's discretion, such later date as the foregoing period may be necessary to avoid any adverse tax consequences under Section 409(A) of Code (as defined in Section 9(a)). Notwithstanding the foregoing, the amount of any severance payment provided to Employee pursuant to Section 2(a) under this Section 3(f)(iii) during the Severance Period shall be reduced by any base salary compensation earned by Employee as a result of comparable employment by another employer during the Severance Period. Employee agrees to immediately advise Company of the commencement of any such employment during the Severance Period and the receipt and amount of such compensation.

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(iv)       As used herein, the term "Good Reason" means: without Employee's consent: (a) a reduction in the Employee's Base Salary by more than 5%, other than a general reduction in Base Salary that affects all similarly situated employees and does not exceed other such reductions on a percentage basis; (b) a significant reduction of Employee's duties, position, responsibilities, or reporting requirements with the Company, or the removal of Employee from such position and responsibilities, unless Employee is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, and status); (c) a relocation of Employee's principal place of employment by more than fifty (50) miles; (d) any material breach by the Company of any material provision of this Agreement which remains uncured for thirty (30) days after Employee give the Company written notice of such breach.

4.       Restrictive Covenants. Employee will not at any time during the Employment Period and for the one (1) year period following the Termination Date (or, if later, the expiration or termination of Employee's employment with Company if such employment continues after the Termination Date) (such period, the "Restricted Period"), for any reason whatsoever, without the prior written approval of Company, directly or indirectly, whether individually or as an employee, officer, principal, owner, trustee, partner, joint venturer, shareholder, member, manager, director, agent, broker or representative of, or lender, consultant or independent contractor to, or jointly or in conjunction with, or as an investor in, any person or entity, or in any other capacity:

(a)                engage or participate within the United States and Canada, in a commercial activity which is the same as, similar to, or competitive with, directly or indirectly, the Business and shall not make any investments in, or loans to, any person or entity engaging in or which proposes to engage in any such activity, except that the foregoing shall not restrict Employee from acquiring less than five percent (5%) of the outstanding voting stock of any entity the securities of which are listed on a nationally recognized stock exchange;

(b)               cause or seek to persuade any manager, member, employee, officer, principal, partner, joint venture, shareholder, representative, customer, client, account, agent, representative, or supplier of, or consultant or independent contractor to, or investor in, Company or any person or entity with whom Company has a business relationship (collectively, "Business Associates") to discontinue or materially modify the status, employment or relationship of such Business Associates with Company following the Effective Date, or to become employed in any activity the same as, similar to or competitive with the activities of Company;

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(c)                cause or seek to persuade any Prospective Business Associate to determine not to enter into a business relationship with Company or to materially modify its contemplated business relationship. For purposes of this Section 4(c), the term "Prospective Business Associate" means a Business Associate who was solicited to become a Business Associate by Company during the one (1) year preceding the Termination Date and such solicitation was known to Employee;

(d)               hire, retain, or associate in a business relationship with, directly or indirectly, any manager, member, director, stockholder, officer, employee, agent or representative of, or consultant or independent contractor to, Company;

(e)                directly or indirectly, solicit, or cause or authorize to be solicited, for or on behalf of Employee or any third party, any business from, or the entering into of a business relationship with, (i) others who are, or were within one (1) year prior to the Termination Date (or, if later, the expiration or termination of Employee's employment with Company if such employment continues after the Termination Date), a customer, client, account or other Business Associate of Company, or (ii) any prospective customer, client, account or other Business Associate of Company which, at or about the Termination Date, was then actively being solicited by Company; or

(f)                discuss or otherwise make known to any person or entity the names and/or addresses of any of the customers, clients, accountants, suppliers or other Business Associates of Company or of others who are or were within one (1) year prior to the Termination Date (or, if later, the expiration or termination of Employee's employment with Company if such employment continues after the Termination Date), a customer, client, account or supplier or other Business Associate of Company.

5.       Confidential Information.

(a)       Employee represents that Employee has been informed that it is the policy of Company to maintain as secret all Confidential Information (as defined below) relating to Company, and Employee further acknowledges that such Confidential Information is of great value to Company and that Company has taken all reasonable steps to protect the confidentiality of the Confidential Information. Employee recognizes that, by reason of Employee's employment with Company during the Employment Period, Employee has acquired and will acquire Confidential Information as aforesaid. Employee confirms that it is reasonably necessary to protect Company's goodwill and its ability to compete in a highly competitive field and, accordingly, Employee hereby agrees that, at all times after the Effective Date, Employee will not, directly or indirectly, at any time during Employee's employment with Company or after the Termination Date divulge to any person or entity, other than Company, or use, or cause or authorize any person or entity to use, any such Confidential Information. The foregoing will not prohibit disclosure of Confidential Information as required by law or regulation, including, but not limited to, those of the United States Securities and Exchange Commission and the rules of any exchange, quotation system and/or self-regulatory organization on which or with which the securities of Company or any subsidiary or affiliate are quoted, listed and/or traded, as the case may be; provided that if Employee is required to make a disclosure pursuant to the foregoing, Employee shall give Company prompt written notice thereof and cooperate with Company's efforts to seek a protective order. Neither the foregoing nor anything else herein shall prohibit Employee from reporting possible violation of federal or state law or regulations to any governmental agency or self-regulatory organization, or making other disclosures that are protected under whistleblower or other provisions of applicable federal or state law or regulations.

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(b)               [reserved]

(c)                Employee agrees that, after the Termination Date (or, if later, the expiration or termination of Employee's employment with Company if such employment continues after the Termination Date), Employee shall promptly deliver to Company all Confidential Information in Employee's possession or under Employee's control or any Discoveries (as defined below) or property which is otherwise the property of Company.

(d)               For purposes hereof, the term "Confidential Information" means all information in spoken, printed, electronic or any other form or medium given to Employee, directly or indirectly, by Company or other information relating to Company, the Business, any existing or prospective customer, client, account, supplier or any other Business Associate or any other person or entity that has entrusted information to Company or information otherwise acquired by Employee from Company pursuant to the terms and conditions of this Agreement and any other agreement between Employee and Company, other than information which (i) was in the public domain at the time furnished to, or acquired by, Employee or (ii) thereafter enters the public domain other than through disclosure by Employee or in breach of an agreement of confidentiality. Without limitation, Confidential Information includes: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of Company or the Business or any existing or prospective customer, supplier, account or other Business Associate, or of any other person or entity that has entrusted information to Company in confidence. Employee understands that the above list is not exhaustive and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

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(e)                Employee understands and agrees that Confidential Information includes information developed by him in the course of Employee's employment by Company as if Company furnished the same Confidential Information to Employee in the first instance.

(f)                In the event that Employee is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar legal proceeding) to disclose any Confidential Information, Employee will promptly notify Company of the request or requirement so that Company may seek a protective order. Upon Company's request, Employee will use Employee's commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to the Confidential Information and only that portion of the Confidential Information which Employee is advised in writing is legally required to be disclosed may be disclosed.

6.       Discoveries. (a) Employee agrees to promptly disclose in writing to the Managers all ideas, processes, methods, devices, business concepts, inventions, improvements, discoveries, know-how and other creative achievements (hereinafter referred to collectively as "Discoveries"), whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted or otherwise protected, which Employee, while employed with Company, as well as those communicated to Employee by other employees/consultants of Company, conceives, makes, develops, acquires or reduces to practice, whether acting alone or with others and whether during or after usual working hours, and which are related to the Business, or are used or usable by Company, or arise out of or in connection with the duties performed by Employee. Employee hereby transfers and assigns to Company in perpetuity all right, title and interest in and to the Discoveries (whether conceived, made, developed, acquired or reduced to practice prior to, during or after the Employment Period), including any and all domestic and foreign copyrights and patent and trademark rights therein and any renewals thereof, all of which are hereby deemed provided to Company as a "Work for Hire" without claim by Employee. On request of Company, Employee will, without any additional compensation if during the Employment Period, from time to time during the Employment Period or thereafter, execute such further instruments (including, without limitation, applications for copyrights, letters patent, trademarks and assignments thereof in any and all countries) and do all such other acts and things as may be deemed necessary or desirable by Company to protect and/or enforce its right in respect of the Discoveries; provided, however that if Employee is assisting Company with the foregoing after the Employment Period, then the Company shall pay Employee for his time at a reasonable to-be-agreed-upon rate and will pay all of Employee's associated costs and expenses. All expenses of filing or prosecuting any patent, trademark or copyright application shall be borne by Company, but Employee shall cooperate in filing and/or prosecuting any such application.

(b)       For purposes of this Agreement, any Discovery shall be deemed to have been made during Employee's employment with Company if, during such period, the Discovery was conceived or first actually reduced to practice. Employee shall keep and maintain adequate and correct written records of all Discoveries made by Employee (solely or jointly with others) during Employee's employment with Company, which records shall be available to and remain the property of Company at all times.

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(c)                Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure, withdrawal and any other rights that may be known as "moral rights" (collectively, "Moral Rights"). Employee hereby irrevocably waives, to the extent permitted by applicable law, any and all claims Employee may now or hereafter have in any jurisdiction to any Moral Rights with respect to the Discoveries.

(d)               Notwithstanding Section 6(a), to the extent that any of Employee's preexisting materials identified on Schedule 6(d) hereto are contained in the Discoveries, Employee retains ownership of such preexisting materials and hereby grants to Company an irrevocable, worldwide, unlimited, royalty-free license to use, publish, reproduce, display, distribute copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof. Company may assign, transfer and sublicense such rights to others without Employee's approval. Further, Employee's post-termination use of such pre-existing materials shall not be considered a violation of Section 4 of this Agreement.

(e)                Except for such pre-existing materials identified on Schedule 1 hereto, Employee has no right or license to use, publish, reproduce, prepare derivative works based upon, distribute, perform or display any Discoveries and has no right or license to use Company's trademarks, service marks, trade names, trade names, logos, symbols or brand names.

7.                  Other Information. Employee agrees that Employee will not use or disclose or bring onto the premises of Company any confidential or proprietary information of any other person or entity with respect to which Employee has an agreement or duty to keep such information in confidence.

8.                  Nature of Obligations; Rights and Remedies. Each of the parties hereby acknowledges, agrees and confirms that:

(a)                Employee's obligations under this Agreement (the "Covenants") are (i) special, unique and of extraordinary character and (ii) the essence of the bargain and are essential and material consideration for Employee's employment by Company;

(b)               the Covenants do not impose a greater restraint than is necessary to protect the legitimate business and economic interests of Company;

(c)                the terms and conditions of the Covenants contain reasonable limitations as to time and scope of activity to be restrained. In the event that any Covenant shall be determined by any court, regulatory agency, arbitrator or tribunal of competent jurisdiction ("Court") to be unenforceable by reason of it extending for too long a period of time or by reason of it being too extensive in any other respect, such Covenant shall be interpreted to extend only for the longest period of time for which it may be enforceable and/or to the extent in all other respects as to which it may be enforceable, all as determined by such Court in such action;

(d)               breaches of the Covenants may cause irreparable injury to Company and that money damages may not provide an adequate remedy to Company;

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(e)       the magnitude of the damages that would result from breaches of the Covenants would be difficult to quantify; and

(f)       based on the foregoing, Employee hereby understands, agrees and shall raise no objection to the following:

(i)               that the strict and specific performance of the Covenants is a reasonable, bargained-for expectation of Company and that, in the event of a breach of any of the Covenants, Company shall be entitled as a form of relief to seek and obtain, and Employee hereby consents to, a judicial order and judgment directing the breaching party to specifically perform his or her obligations under such Covenant and enjoining the breaching party from failing to perform his or her obligations under such Covenant or acting in a manner that would otherwise constitute a breach of this Agreement;

(ii)              that, in the event of a breach of any of the Covenants, Company, in addition to any of the other applicable rights or remedies (with respect to the event of a breach), shall be entitled to seek and obtain, and Employee hereby consents to the entry of, temporary, preliminary and permanent injunctive and other equitable relief restraining, enjoining and prohibiting any such breach, and directing the specific performance of the terms of this Agreement;

(iii)             that in any proceeding seeking relief for a breach of any of the Covenants, any requirement for Company to (x) post any bond or other security or collateral as a condition of any relief sought or granted; (y) prove actual damages; or (z) demonstrate the adequacy of money damages as a remedy, each of which is hereby irrevocably waived by Employee;

(iv)             that by operation of the foregoing provisions, Employee is knowingly and intentionally relinquishing or limiting certain important rights and privileges to which Employee otherwise might be entitled, including the right to object to a grant of specific performance and injunctive relief, that Employee has been advised by counsel regarding the execution and delivery of this Agreement, and that Employee's relinquishment and limitation thereof is voluntary and fully informed;

(v)               that the failure of Company to seek redress for violation of, or to insist upon the strict performance of, any provision of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation and no delay in the exercise of any remedy shall constitute a waiver of that remedy. All remedies may be exercised concurrently, successively or in any order;

(vi)            that any relief awarded by a court of competent jurisdiction under this Agreement shall be enforceable and enforced in all other jurisdictions without regard to conflicts of law or the impact of any other forum's public policy to the extent that it may differ from the public policy of the State of New York; and

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(vii)          that, in the event of a breach of Section 4 of this Agreement, the Restricted Period shall be extended by the length of time Employee or any other party was in breach thereof.

9.       Section 409A of the Code.

(a)       Section 409A. It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code (the "Code") (such Section, "Section 409A") or be exempt therefrom, and this Agreement shall be administered, and all provisions of this Agreement shall be construed, in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

(b)       Installments. If under this Agreement an amount is to be paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.

(c)       Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a "Separation from Service" within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a "resignation," "termination," "termination of employment" or like terms means Separation from Service.

(d)       Specified Employee. If Employee is deemed on the date of termination of his employment to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by Company from time to time, or if none, the default methodology, then:

(i)                With regard to any payment, the providing of any benefit or any distribution of equity that constitutes "deferred compensation" subject to Section 409A of the Code, payable upon separation from service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (x) the expiration of the six-month period measured from the date of Employee's Separation from Service or (y) the date of Employee's death; and

(ii)               On the first day of the seventh month following the date of Employee's Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 9 with interest at the prime rate as published in the Wall Street Journal on the first business day of the delay period (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay), shall be paid or reimbursed to Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified for them herein and (y) all distributions of equity delayed pursuant to this Section 9 shall be made to Employee.

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(e)                 Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Employee's taxable year following the taxable year in which the expense occurred.

(f)                 Payment Period. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., payment shall be made within forty (40) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of Company.

(g)                Compliance. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Employee to incur any additional tax or interest under Section 409A of the Code, Company shall, after consulting with Employee and subject to Employee's agreement, reform such provision to comply with Section 409A of the Code; provided that Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Employee of the applicable provision without violating the provisions of Section 409A of the Code.

10.              No Conflicting Obligations. Employee represents that Employee's compliance with the terms of this Agreement and Employee's performance as an Employee of Company do not and shall not breach any agreement to keep in confidence information acquired by Employee in confidence or in trust prior to employment by Company. Employee has not entered into, and agrees not to enter into, any agreement, either written or oral, in conflict herewith.

11.              Reserved.

12.              Notices. Any notice or communication permitted or required by this Agreement shall be in writing and deemed effectively give upon the earlier of actual receipt or (a) personal delivery, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient's next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with return receipt requested to the following addresses (or such other address as provided by the parties pursuant to this Section 12):

If to Company:	Advangelists, LLC c/o Mobiquity Technologies, Inc. 35 Torrington Ln. Shoreham, NY 11786 Facsimile:[____________ ] E-mail: djulia@mobiquitynetworks.com Attention: Dean Julia

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With a copy to:	Gavin C. Grusd, Esq. Ruskin Moscou Faltischek P.C. 1425 RXR Plaza, East Tower, 15th Floor Uniondale, New York 11556 Telecopier: (516) 663-6714 E-mail: ggrusd@rmfpc.com

If to Employee:	Deepankar Katyal 5447 31st Ave. SW Seattle, WA 98126

With a copy to:	TangoLaw, PLLC 801 2nd Avenue, Suite 1110 Seattle, WA 98104 E-mail: noel@tangolaw.com Attention: Noel C. Howe

13.              Representations and Warranties.

Employee hereby represents and warrants to, and agrees with, Company that Employee has all legal capacity and requisite power and authority to enter into and perform this Agreement and this Agreement is and will remain Employee's valid and binding agreement, enforceable against Employee in accordance with its terms (subject, as to the enforcement of remedies, to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors rights).

14.              General.

(a)               Waiver. No waiver by Company or Employee of any right under this Agreement will be construed as a waiver of any other right. Neither Company nor Employee will be required to give notice to enforce strict adherence to all terms of this Agreement.

(b)               Successor and Assigns. Neither this Agreement, nor any of Employee's rights, powers, duties or obligations hereunder, may be assigned by Employee. This Agreement shall be binding upon and inure to the benefit of Employee and Employee's heirs and legal representatives and Company and its successors. Successors of Company shall include, without limitation, any person or entity acquiring, directly or indirectly, all or substantially all of the assets of Company, whether by merger, consolidation, purchase, lease or otherwise, and successor shall thereafter be deemed "Company" for the purpose hereof.

(c)                Headings. The captions and Section headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(d)                Choice of Law. The validity and construction of this Agreement or any of its provisions will be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law.

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(e)                Jurisdiction. (i) The parties hereto intend to and hereby confer jurisdiction to enforce the Covenants upon the courts of any jurisdiction (a "Jurisdiction") within the geographical scope of the Covenants. In the event that the courts of any one or more Jurisdiction shall hold the Covenants wholly unenforceable by reason of the breadth of their scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of the Covenants as to breaches of the Covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(ii)       Without limiting the generality of Section 13(e)(i), Employee hereby irrevocably and unconditionally: (i) consents to and submits to, in any action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, the exclusive jurisdiction of the federal courts or the state courts located within New York County, State of New York, (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that he may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Employee at the address set forth above or at such other address of either party as such party may specify by notice given to the other party in accordance with Section 11 above; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

(f)                 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original hereof, but all of which together will constitute one and the same instrument. Signature here as which are transmitted via facsimile, .pdf or other electronic means shall be deemed original signatures.

(g)               Entire Agreement. This Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

(h)               No Third Party Beneficiaries. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity will have any right to rely on this Agreement or to claim or derive any benefit herefrom absent the express written consent of the party to be charged with such reliance or benefit.

(i)                 Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision will thereupon be deemed modified only to the extent necessary to render same valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement will be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be.

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(j)       No Termination. The provisions of this Agreement will survive the termination of Employee's employment and the assignment of this Agreement by Company to any successor in interest or other assignee.

(k)       Representation by Counsel; Interpretation. Employee acknowledges that Employee has been represented by counsel, or has been afforded the opportunity to be represented by counsel, in connection with this Agreement. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by Employee. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto, which is to enforce the provisions of this Agreement to the maximum extent permitted by law, including Sections 4, 5, 6, 7 and 8 hereof. Employee has read this Agreement carefully and fully understands and agrees to its terms.

(1)       Construction. As used in this Agreement, the world "including" means "including, without limitation," the masculine gender shall include feminine and the neuter, and the singular number shall include the plural, and vice versa.

[remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the parties have executed and delivered, or caused to be executed and delivered, this Employment Agreement on the date first written above.

COMPANY:
ADVANGELISTS, LLC

By:	/s/ Dean Julia
Name: Dean Julia
Title:

EMPLOYEE:

/s/ Deepankar Katyal
DEEPANKAR KATYAL

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Schedule 2(c)

Additional Compensation

Mobiquity Technologies, Inc. ("Mobiquity"), a New York corporation, a member of the Company, shall issue one (1) share of its Class B Preferred Stock (the "Class B Preferred Stock") to Employee. The Class B Preferred Stock shall be authorized and created pursuant to a Certificate of Designation which Mobiquity shall file with the Secretary of State of the State of New York within five (5) business days after the Effective Date. The Class B Preferred Stock shall provide dividend rights, payable in cash, to the holders thereof in an amount equivalent to 10% of the gross revenue of Mobiquity or the Company, whichever is higher, for each of its 2019 and 2020 fiscal years. Such dividends (i) shall be declared and paid not later than seventy five (75) days following the end of each such fiscal quarter and (ii) shall not exceed an aggregate of Six Hundred Thousand Dollars ($600,000) per year per holder for all holders of Class B Preferred Stock (i.e., an aggregate of no more than One Million Two Hundred Thousand Dollars ($1,200,000) to the two holders of the Class B Preferred Stock per annum cumulatively). Subject to the dividend rights in favor of the holders of the Class B Preferred Stock, all rights, privileges, preferences, and restrictions set forth in Mobiquity's to-be-filed Certificate of Designation shall terminate as of December 31, 2020, and, immediately upon declaration and payment of the dividend in respect of Mobiquity's 2020 fiscal year, Mobiquity shall withdraw such class from its authorized capital. Other than the above-referenced dividend rights, the Class B Preferred Stock shall not confer any rights upon the holders thereof. Employee and Lokesh Mehta, the Company's Chief Technical Officer will be the only holders of Mobiquity's Class B Preferred Stock.

In the event that the Employee's employment is terminated by Employee's resignation without Good Reason, or by the Company pursuant to Section 3(b) prior to the December 31, 2020, the Class B Stock issued to Employee shall be canceled on the date of the Employee's resignation or on the Termination Date, as applicable, as it relates to dividends relating to the fiscal quarters ending after such resignation date or Termination Date.

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Schedule 6(d)

Excluded Discoveries

1.       None.

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